Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683 pressinquiries@na.ko.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2011 RESULTS

Our global momentum advances with strong volume growth ahead of our long-term target and comparable EPS growth in line with our long-term target.  We continued to grow worldwide volume and value share in total nonalcoholic ready-to-drink beverages, driven by volume and value share gains in both sparkling and still beverages.

•                  Worldwide volume grew a strong 6% in the quarter, with growth in all five geographic operating groups.  Excluding new cross-licensed brands, primarily Dr Pepper brands, worldwide volume growth was 5% in the quarter.   International volume growth was 6%.

•                  North America volume growth was 6% in the quarter.  Excluding new cross-licensed brands, North America volume growth was 2% in the quarter, marking the fourth consecutive quarter of organic growth for our flagship market.

•                  Worldwide volume growth was led by brand Coca-Cola, up 3% in the quarter.  Global volume and value share gains continued in total nonalcoholic ready-to-drink (NARTD) beverages and across both sparkling and still beverages.

•                  First quarter reported EPS was $0.82, up 19%, with comparable EPS at $0.86, up 7% and in line with our long-term target.  Comparable EPS includes a $0.01 dilutive effect, which will reverse primarily in the fourth quarter, due to the timing of marketing expenses as we conform the newly acquired North American bottling business to our accounting policies.  We also estimate the events in Japan had a $0.01 dilutive effect on first quarter comparable EPS as a result of lost revenues.

•                  First quarter reported net revenue was $10.5 billion, up 40%, with comparable net revenue also up 40%, reflecting solid growth in concentrate sales, a 2% currency benefit, positive price/mix and the acquisition of Coca-Cola Enterprises’ (CCE) North American operations.

•                  First quarter reported operating income was $2.3 billion, up 4%, with comparable operating income up 10%, reflecting strong top-line performance, a 3% currency benefit and the acquisition of CCE’s North American operations.

•                  Coca-Cola Refreshments (CCR) integration efforts are on plan, with expected 2011 net cost synergies of $140 to $150 million.  Company-wide productivity initiatives are on plan and on track to achieve our targeted $500 million in annualized savings by year-end 2011.

ATLANTA, April 26, 2011 — The Coca-Cola Company reports strong first quarter 2011 operating results, with comparable EPS growth in line with our long-term target and with reported worldwide volume growth of 6%, cycling 3% growth in the prior year quarter.  Excluding new cross-licensed brands in North America, primarily Dr Pepper brands, worldwide volume grew 5% in the quarter, ahead of our long-term target.  We achieved broad-based volume growth in the quarter across each of our five geographic operating groups, with growth of 8% in Eurasia and Africa, 7% in Latin America, 6% in North America (2% excluding new cross-licensed brands), 5% in Pacific and 1% in Europe.  North America achieved its fourth consecutive quarter of organic volume growth.

In the quarter, we grew global volume and value share in NARTD beverages, with share gains across most beverage categories.  We continued to see growth in sparkling beverages, with worldwide brand Coca-Cola volume growth of 3% in the quarter driven by a wide array of global markets, including 24% in Russia, 20% in Turkey, 14% in China, 11% in Mexico, 9% in India, 8% in South Korea and 4% in Germany.  Worldwide sparkling beverage volume grew 4% in the quarter (3% excluding new cross-licensed brands in North America), with international sparkling beverage volume also growing 4%.

Worldwide still beverage volume grew 11% in the quarter, led by growth across the portfolio, including juices and juice drinks, ready-to-drink teas, sports drinks and water brands.  Still beverage volume in the quarter grew 12% internationally and 8% in North America.  Juice brand Del Valle recently became our 15th billion dollar brand, and is the first billion dollar Company brand with roots in Latin America.  Minute Maid Pulpy, a billion dollar brand with roots in China, continues to expand globally and achieved 25% growth in the quarter.  And vitaminwater grew in the quarter, with solid double-digit growth internationally and 8% growth in North America.

Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “I am pleased with our first quarter results.  Despite ongoing global geopolitical challenges, we once again delivered consistent, quality growth across all five of our geographic operating groups, with broad worldwide share gains across beverage categories.  The growing value of our brands, our consistent quality operating results and our solid financial performance underscore how our system is steadily and strategically advancing its momentum around the world.

“This year on May 8 we celebrate the 125th anniversary of one of the world’s greatest consumer product innovations—Coca-Cola. As we mark this milestone, we see a company and a system shaped by its youth and not its age.

“And as we look forward, the opportunities before us are clearly abundant.  We see one unified system, guided by 700,000 of the world’s greatest people and aligned behind one compelling and achievable 2020 Vision.  Collectively, we own, inspire and drive our 2020 Vision each and every day.   Our strong alignment has not only helped us weather recent storms, it has put us in a position of real strength.  That is why, as we look ahead to 2020 and beyond, I am confident that our system has only just begun to achieve its potential in ushering in a new era of winning for all of our shareowners.”

FINANCIAL HIGHLIGHTS

•                  First quarter reported net revenue was up 40%.  Comparable net revenue also increased 40%, reflecting a 4% increase in concentrate sales, a 2% currency benefit, positive price/mix and the acquisition of CCE’s North American operations, partially offset by the effect of structural changes.  Our international and Bottling Investments Group (BIG) price/mix was 2% positive and our focus in North America on driving our revenue growth management strategies led to positive price realization in the quarter.

•                  First quarter reported operating income was up 4%.  Comparable operating income was up 10%, reflecting strong top-line performance, a 3% currency benefit and the acquisition of CCE’s North American operations.

•                  Reported first quarter cash from operations was $458 million.  Net cash provided by financing activities was $986 million.

•                  The Company is actively engaged in hedging activities principally related to commodity exposures associated with the North American business acquired from CCE.  During the first quarter, this hedging activity resulted in net unrealized gains of $36 million, which would have added $0.01 to comparable EPS.  These net unrealized gains were excluded from first quarter comparable earnings and are reflected in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.  These gains will be reflected in comparable earnings in the period that the related underlying transactions occur.

•                  CCR integration efforts are on schedule, with expected 2011 net cost synergies of $140 to $150 million.  This is in addition to the $150 million in annual synergies previously identified in North America as part of Coca-Cola Supply.

•                  Productivity initiatives are on plan and on track to achieve our target of $500 million in annualized savings by year-end 2011.

OPERATING REVIEW

	Three Months Ended April 1, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	6	40	4	7

Eurasia & Africa	8	7	4	4
Europe	1	(3)	0	(1)
Latin America	7	17	19	12
North America	6	143	9	29
Pacific	5	2	(8)	1
Bottling Investments	(2)	(4)	33	(24)

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 8% in the quarter, cycling 11% growth in the prior year quarter.  Reported net revenue for the quarter increased 7%, reflecting a 1% increase in concentrate sales, positive price/mix of 5% and a currency benefit of 1%.  Concentrate sales in the quarter lagged unit case volume due to timing of shipments and a 2010 change in supply point.  Reported operating income increased 4% in the quarter.  Comparable currency neutral operating income also increased 4% in the quarter driven by the increase in revenue and partially offset by increased investments in the business and timing of selling, general and administrative (SG&A) expenses.

•                  In Eurasia and Africa, sparkling beverages grew 6%, with brand Coca-Cola growing 6%, and still beverages grew 17% in the quarter.  Excluding the acquired Nidan volume, still beverages grew 13% in the quarter.  Volume in Russia was up 27% (up 16% excluding the acquired Nidan volume) and we once again outperformed the industry.  Brand Coca-Cola, the single largest NARTD brand in Russia, continued to perform strongly, with 24% growth in the first quarter led by a fully integrated marketing campaign.  Despite geopolitical challenges in the region, volume in our Middle East business unit grew 9%, while volume in our North and West Africa business unit grew 1%.  Volume in Turkey was up 17% driven by 20% growth in brand Coca-Cola.  India volume grew 9% in the quarter, our 19th consecutive quarter of growth, while cycling 29% volume growth in the prior year quarter.

Europe

•                  Our Europe Group’s volume in the quarter was up 1%, cycling even performance in the prior year quarter.  Reported net revenue for the quarter declined 3%, with 1% concentrate sales growth offset by a 2% negative currency impact and negative price/mix.  Although we estimate pricing was even in the quarter, revenues were adversely affected by a change in concentrate pricing strategy in Germany with our wholly owned bottler.   Reported operating income was even in the quarter.  Comparable currency neutral operating income declined 1% in the quarter, due to lower revenues and unfavorable timing in G&A expenses partially offset by favorable cost of goods sold as a result of a shift in business mix.

•                  Volume growth in the quarter was driven by 4% growth in Germany, as well as continued growth in the Northwest Europe and Nordics Region.  Sparkling beverage volume was up 1%.  Trademark Coca-Cola grew 1% and Coca-Cola Zero grew 13% in the quarter as we continued our focus on affordable packaging segmentation in a continued challenging economic environment.  Our still beverages in Europe continued to grow.  We realized NARTD share gains across Europe including France, Germany and Italy.  Europe also gained volume share in sparkling beverages and both volume and value share in still beverages, sports drinks and energy drinks.

Latin America

•                  Our Latin America Group delivered volume growth of 7% in the quarter, cycling 4% growth in the prior year quarter.  Reported net revenue for the quarter increased 17%, reflecting concentrate sales growth of 6%, positive price/mix of 8% and a 6% currency benefit.  This growth in reported net revenue was partially offset by the effect of structural changes.  Reported operating income was up 19% in the quarter, with comparable currency neutral operating income up 12%, primarily reflecting favorable volume and pricing, partially offset by continued investments in the business.

•                  Strong volume growth in the quarter was led by 14% growth in Mexico, 9% growth in the South Latin Region and 2% growth in Brazil.  Sparkling beverages grew 5% in the quarter, driven by continued growth of brand Coca-Cola, up 5% in Latin America overall and up 11% in Mexico.  This growth was driven by a strong focus on immediate consumption transactions and our ‘Reasons to Believe’ integrated marketing campaign launched in January.  Trademark Sprite was up 7% and Fanta was up 5% in the quarter.  Still beverages grew 17% in the quarter, with juice brand Del Valle recently becoming our 15th billion dollar brand.  Del Valle is the first billion dollar brand for The Coca-Cola Company with roots in Latin America.  During a quarter marked by poor weather, Brazil’s focus on single-serve and returnable packaging resulted in continued volume and value share gains in total NARTD, sparkling and still beverages, including strong gains in juices and juice drinks, sports drinks and ready-to-drink teas.  Mexico also posted strong volume and value share growth in total NARTD, sparkling and still beverages during the quarter, driven by gains across juices and juice drinks, sports drinks, ready-to-drink teas and packaged water.  During the quarter the Latin America Group gained volume and value share in total NARTD beverages, driven by volume and value share gains in both sparkling and still beverages.

North America

•                  Our North America Group’s organic volume grew 2% in the quarter, with volume and value share gains in total NARTD beverages.  Including new cross-licensed brands, primarily Dr Pepper brands, North America volume grew 6% in the quarter.  Reported net revenue for the quarter increased 143%, primarily reflecting the acquisition of CCE’s North American operations.  Concentrate sales were up 5%, including new cross-licensed brands.  Our focus on driving our revenue growth management strategies led to positive price realization in the quarter, and we expect to see further price realization over the course of the year to help offset a rising cost environment.  First quarter reported operating income grew 9%.  Comparable currency neutral operating income grew 29% in the quarter, reflecting the acquisition of CCE’s North American operations.  This growth also reflects higher concentrate sales and the continued focus on executing a well-defined brand, price, package and channel strategy, partially offset by the timing of marketing expenses, which will reverse primarily in the fourth quarter, as we conform the newly acquired North American bottling business to our accounting policies.

•                  Organic volume for sparkling beverages declined 1% in the quarter (up 6% including new cross-licensed brands, principally Dr Pepper).  We grew sparkling beverage volume share in the quarter and maintained value share.  Coca-Cola Zero delivered double-digit volume growth for the 20th consecutive quarter, with a fully integrated marketing campaign centered on the NCAA March Madness basketball tournament. Trademark Sprite growth continued for the fourth consecutive quarter, up 2%, and Fanta was up 5%, its third consecutive quarter of growth.  Also, Seagram’s grew over 30% driven by expanded availability and additional media support.

•                  North America still beverage volume growth was once again strong, up 8% in the quarter, led by 21% growth in Powerade and 20% growth in Trademark Simply.  Further, our tea portfolio continued to expand, with growth of 12%.  During the quarter, we gained volume and value share across every still beverage category, including juices and juice drinks, sports drinks, energy drinks, ready-to-drink teas and coffees, enhanced water and packaged water.  In addition, the glacéau business grew 12% in North America driven by the expansion of vitaminwater zero along with continued double-digit growth in smartwater.

Pacific

•                  Our Pacific Group delivered volume growth of 5% in the quarter, cycling 5% growth in the prior year quarter.  First quarter 2011 results were driven by 13% growth in China and 12% growth in South Korea, with Japan growing 1% despite the impact of the earthquake and tsunami.  Reported net revenue for the quarter grew 2%, primarily reflecting a 6% currency benefit offset by a decline of 1% in concentrate sales, negative 1% price/mix and the impact of one-time items due to the events in Japan.  Concentrate sales in the quarter lagged unit case volume primarily due to a planned change in supply point.  Reported operating income declined 8% in the quarter.  Comparable currency neutral operating income grew 1% in the quarter, reflecting lower concentrate sales due to the supply point change and lower net revenues offset by favorable cost of goods sold, as a result of mix, and tight controls of G&A expenses.

•                  Japan volume grew 1% in the quarter, reflecting the solid momentum our Japan business had built across our portfolio in the time prior to the earthquake and tsunami.  For the full quarter, growth was primarily in water, sports drinks and ready-to-drink teas, reflecting the evolving needs of our consumers in very challenging circumstances.  Japan gained volume and value share in total NARTD and still beverages driven by volume and value share gains in sports drinks, ready-to-drink teas, energy drinks and packaged water.  Our challenges in the affected areas of northern and eastern Japan are similar to those being experienced by all businesses, including the availability of fuel, radiation concerns, rolling power blackouts, a need for energy savings and interruptions to mass transit service.  We have issued power saving action plans to our customers with vending machines in the impacted areas, and are working together to reduce power usage.  We also continue to provide aid to the relief and reconstruction efforts.  Donations include over 7 million bottles of product as part of $31 million pledged by the Company.  The Coca-Cola Japan Reconstruction Fund was established to help rebuild schools and community facilities across the impacted areas of the country.  We are actively reevaluating our Japan business plan to ensure we sustain our momentum and continue to meet evolving customer and consumer needs.

•                  China volume grew 13% in the first quarter, cycling 6% growth in the prior year quarter, driven by the effective execution of our Chinese New Year programs and our sustained commitment to invest in our brands across multiple categories.  As a result, China sparkling and still beverage volumes both grew double digits in the quarter, led by Trademark Coca-Cola and Trademark Sprite, up double digits, and Minute Maid Pulpy, up 27%.  We gained volume and value share in still beverages, and we gained volume share and maintained value share in sparkling beverages in the quarter, resulting in our highest sparkling share in over two years.  As our business and the industry in China continue to evolve, we are introducing a wider variety of packages to promote affordability and enhance the consumer experience with our brands, all with a focus to drive increased transactions and profitable growth and to continue building brand equity with consumers.

Bottling Investments

•                  Our Bottling Investments Group’s volume grew 3% in the quarter on a comparable basis after adjusting for the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Reported volume declined 2% in the quarter.  The growth in comparable volume was primarily driven by China, India and Germany.  Reported net revenue for the quarter declined 4%.  This reflects the 3% growth in unit case volume, positive price mix of 2% and a currency benefit of 2%, offset by the effect of structural changes.  Reported operating income in the quarter grew 33%.  Comparable currency neutral operating income declined 24% in the quarter, reflecting an increase in revenue and the benefit of disciplined expense management, offset by the effect of structural changes.

FINANCIAL REVIEW

First quarter reported net revenue was up 40%, with comparable net revenue also up 40%.  This reflects a 4% increase in concentrate sales, a 2% currency benefit, positive price/mix and the acquisition of CCE’s North American operations, partially offset by the effect of structural changes.  Concentrate sales in the quarter slightly lagged unit case volume, partially driven by one fewer selling day in the first quarter compared to the prior year.  Concentrate sales were in line with unit case sales for which there are associated concentrate sales.  The positive price/mix in the quarter reflects international and BIG price/mix of 2%.  In addition, our focus in North America on driving our revenue growth management strategies led to positive price realization in the quarter, and we expect to see further price realization over the course of the year to help offset a challenging cost environment. This enabled us to grow global NARTD value share for the 15th consecutive quarter.

Reported cost of goods sold was up 55% in the quarter.  Comparable cost of goods sold was up 56% in the quarter, driven by a 4% increase in concentrate sales, a 3% currency impact and the acquisition of CCE’s North American operations, partially offset by the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Items affecting comparability primarily included the net unrealized gains on commodities hedging and the amortization of favorable supply contracts acquired in connection with the acquisition of CCE’s North American business.

Reported SG&A expenses increased 51% in the quarter.  Comparable SG&A expenses also increased 51% in the quarter.  This increase reflects a 2% currency impact and was primarily driven by the acquisition of CCE’s North American operations, including the timing of marketing expenses, which will reverse primarily in the fourth quarter, as we conform the newly acquired North American business to our accounting policies.  The increase also reflects our continued investment behind our bottling operations.  Structural changes, principally the sale of the Norway and Sweden bottlers, reduced comparable currency neutral SG&A expenses by 5%.

First quarter reported operating income increased 4%, with comparable operating income up 10%.  Items affecting comparability reduced first quarter operating income by $224 million in 2011 and by $96 million in 2010.  In both years these items included restructuring charges and costs related to global productivity initiatives.  First quarter 2011 reported operating income also included CCE integration costs and the net unrealized gains on hedging activity primarily related to commodity exposures.  Currency had a 3% benefit on comparable operating income in the quarter.  Including our hedge positions and the cycling of our prior year rates, we expect currencies to have a low to mid single-digit positive benefit on operating income for the full year.

The Company is actively engaged in hedging activities principally related to commodity exposures associated with the North American business acquired from CCE.  During the first quarter, this hedging activity resulted in net unrealized gains of $36 million, which would have added $0.01 to comparable EPS.  These net unrealized gains were excluded from first quarter comparable earnings and are reflected in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.  These gains will be reflected in comparable earnings in the period that the related underlying transactions occur.

First quarter reported EPS was $0.82, an increase of 19%, with comparable EPS at $0.86, up 7% and in line with our long-term target.  Items affecting comparability reduced first quarter 2011 and 2010 reported EPS by $0.04 and $0.11 per share, respectively.  In both years these items included restructuring charges and costs related to global productivity initiatives.  First quarter 2011 reported EPS also included CCE integration costs as well as a gain on the sale of the Company’s stake in Coca-Cola Embonor S.A., one of our bottling partners in Chile.  First quarter 2010 reported EPS also included the impact of the Venezuela currency devaluation.

Cash from operations was $458 million in the first quarter as compared to $1,324 million in the prior year.  This difference reflects the effect of timing due to the acquisition of CCE’s North American operations, which historically use a larger proportion of working capital in the first quarter.  In addition, we contributed $769 million to various pension plans in the first quarter.  Excluding these pension contributions, first quarter cash from operations would have been $1,227 million.

Net cash provided by financing activities was $986 million in the first quarter, while net cash used in financing activities was $1,041 million in the prior year.  This fluctuation primarily represents higher issuances of short-term debt in first quarter 2011, partially offset by higher payments of long-term debt and share repurchases.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.8%.  The underlying effective tax rate on operations for the quarter was 24.0%.  The variance between the reported tax rate and the underlying tax rate was due to the tax effect of various items impacting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

For 2011, we expect our underlying effective tax rate on operations to be 24.0%.

Items Impacting Prior Year Results

First quarter 2010 results included a net charge of $0.11 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as the impact of the Venezuela currency devaluation.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  First quarter 2011 financial results were impacted by one fewer selling day, which will be offset by the impact of one additional selling day in fourth quarter 2011 results.  Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•                  The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

•                  Our long-term revenue and operating income growth targets are on a comparable currency neutral basis and exclude structural changes.  Our long-term volume growth target is on a comparable basis, excluding the effect of structural changes.  Our long-term EPS growth target is on a comparable basis.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our first quarter 2011 results today at 9:30 a.m. (EDT). We invite investors to listen to the live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	April 1, 2011	April 2, 2010	% Change
Net Operating Revenues	$10,517	$7,525	40
Cost of goods sold	3,949	2,541	55
Gross Profit	6,568	4,984	32
Selling, general and administrative expenses	4,080	2,705	51
Other operating charges	209	96	—
Operating Income	2,279	2,183	4
Interest income	94	60	57
Interest expense	113	85	33
Equity income (loss) - net	134	136	(1)
Other income (loss) - net	117	(115)	—
Income Before Income Taxes	2,511	2,179	15
Income taxes	598	553	8
Consolidated Net Income	1,913	1,626	18
Less: Net income attributable to noncontrolling interests	13	12	8
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,900	$1,614	18

Diluted Net Income Per Share*	$0.82	$0.69	19
Average Shares Outstanding - Diluted*	2,331	2,327

*                      For the three months ended April 1, 2011 and April 2, 2010, “Basic Net Income Per Share” was $0.83 for 2011 and $0.70 for 2010 based on “Average Shares Outstanding - Basic” of 2,292 for 2011 and 2,304 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	April 1, 2011	December 31, 2010

Assets
Current Assets
Cash and cash equivalents	$9,075	$8,517
Short-term investments	3,049	2,682
Total Cash, Cash Equivalents and Short-Term Investments	12,124	11,199
Marketable securities	153	138
Trade accounts receivable, less allowances of $50 and $48, respectively	4,533	4,430
Inventories	3,033	2,650
Prepaid expenses and other assets	3,699	3,162
Total Current Assets	23,542	21,579
Equity Method Investments	6,940	6,954
Other Investments, Principally Bottling Companies	648	631
Other Assets	2,740	2,121
Property, Plant and Equipment - net	14,834	14,727
Trademarks With Indefinite Lives	6,528	6,356
Bottlers’ Franchise Rights With Indefinite Lives	7,559	7,511
Goodwill	11,949	11,665
Other Intangible Assets	1,318	1,377
Total Assets	$76,058	$72,921

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$8,291	$8,859
Loans and notes payable	11,985	8,100
Current maturities of long-term debt	1,414	1,276
Accrued income taxes	233	273
Total Current Liabilities	21,923	18,508
Long-Term Debt	12,681	14,041
Other Liabilities	4,437	4,794
Deferred Income Taxes	4,421	4,261
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	10,387	10,057
Reinvested earnings	50,097	49,278
Accumulated other comprehensive income (loss)	(535)	(1,450)
Treasury stock, at cost - 1,233 and 1,228 shares, respectively	(28,550)	(27,762)
Equity Attributable to Shareowners of The Coca-Cola Company	32,279	31,003
Equity Attributable to Noncontrolling Interests	317	314
Total Equity	32,596	31,317
Total Liabilities and Equity	$76,058	$72,921

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Three Months Ended
	April 1, 2011	April 2, 2010

Operating Activities
Consolidated net income	$1,913	$1,626
Depreciation and amortization	486	295
Stock-based compensation expense	76	53
Deferred income taxes	(26)	34
Equity (income) loss - net of dividends	(92)	(118)
Foreign currency adjustments	17	93
Significant (gains) losses on sales of assets - net	(110)	(14)
Other operating charges	232	71
Other items	20	73
Net change in operating assets and liabilities	(2,058)	(787)
Net cash provided by operating activities	458	1,326

Investing Activities
Purchases of short-term investments	(1,398)	(907)
Proceeds from disposals of short-term investments	1,050	—
Acquisitions and investments	(189)	(6)
Purchases of other investments	(11)	(8)
Proceeds from disposals of bottling companies and other investments	395	14
Purchases of property, plant and equipment	(589)	(393)
Proceeds from disposals of property, plant and equipment	23	16
Other investing activities	(328)	(84)
Net cash provided by (used in) investing activities	(1,047)	(1,368)

Financing Activities
Issuances of debt	7,316	2,773
Payments of debt	(4,598)	(2,922)
Issuances of stock	440	121
Purchases of stock for treasury	(1,129)	(2)
Dividends	(1,065)	(1,015)
Other financing activities	22	2
Net cash provided by (used in) financing activities	986	(1,043)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	161	(252)

Cash and Cash Equivalents
Net increase (decrease) during the period	558	(1,337)
Balance at beginning of period	8,517	7,021
Balance at end of period	$9,075	$5,684

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	April 1, 2011 (1)	April 2, 2010 (9)	% Fav. / (Unfav.)	April 1, 2011 (2), (3), (4), (5)	April 2, 2010 (10)	% Fav. / (Unfav.)	April 1, 2011 (2), (3), (4), (5) (6), (7), (8)	April 2, 2010 (10), (11) (12), (13)	% Fav. / (Unfav.)
Eurasia & Africa	$656	$611	7	$265	$254	4	$268	$258	4
Europe	1,224	1,262	(3)	714	712	0	720	722	0
Latin America	1,154	985	17	716	602	19	728	608	20
North America	4,687	1,932	143	463	425	9	463	424	9
Pacific	1,229	1,202	2	443	480	(8)	444	477	(7)
Bottling Investments	1,907	1,977	(4)	8	6	33	129	110	17
Corporate	28	18	56	(330)	(296)	(11)	(241)	(420)	43
Eliminations	(368)	(462)	—	—	—	—	—	—	—
Consolidated	$10,517	$7,525	40	$2,279	$2,183	4	$2,511	$2,179	15

(1)

Intersegment revenues were $34 million for Eurasia and Africa, $152 million for Europe, $72 million for Latin America, $3 million for North America, $88 million for Pacific and $19 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Eurasia and Africa, $1 million for Europe, $111 million for North America, $1 million for Pacific, $21 million for Bottling Investments and $27 million for Corporate due to the Company’s ongoing productivity, integration and restructuring initiatives.

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business.

(4)

Operating income (loss) and income (loss) before income taxes were increased by $37 million for North America and $2 million for Corporate and were decreased by $3 million for Bottling Investments due to the net mark-to-market adjustments related to non-designated hedges.

(5)

Operating income (loss) and income (loss) before income taxes were reduced by $79 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011. These charges were primarily related to the Company’s charitable donations in support of relief and rebuilding efforts in Japan and funds provided to certain bottling partners in the affected regions.

(6)

Income (loss) before income taxes was increased by $102 million for Corporate due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

(7)	Income (loss) before income taxes was reduced by $4 million for Corporate related to the premiums paid to repurchase long-term debt.

(8)

Income (loss) before income taxes was reduced by $4 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by an equity method investee.

(9)

Intersegment revenues were $36 million for Eurasia and Africa, $228 million for Europe, $54 million for Latin America, $15 million for North America, $104 million for Pacific and $25 million for Bottling Investments.

(10)

Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Eurasia and Africa, $28 million for Europe, $4 million for North America, $33 million for Bottling Investments and $30 million for Corporate due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of our Norwegian and Swedish bottling operations.

(11)

Income (loss) before income taxes was reduced by $29 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairments and restructuring charges recorded by equity method investees.

(12)

Income (loss) before income taxes was reduced by $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy.

(13)	Income (loss) before income taxes was reduced by $23 million for Bottling Investments and $3 million for Corporate due to other-than-temporary impairments of available-for-sale securities.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

ITEMS IMPACTING COMPARABILITY

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance.  Items such as structural changes (acquisitions and divestitures), charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability”. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral”).

Asset Impairments and Restructuring

The Company recorded charges of $34 million and $40 million related to certain restructuring activities during the three months ended April 1, 2011, and April 2, 2010, respectively. These charges were recorded in the line item other operating charges and related to costs associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our productivity initiatives and the integration of Coca-Cola Enterprises Inc.’s (“CCE”) North American business. See our discussion of our productivity initiatives and CCE integration costs below.

During the three months ended April 2, 2010, the Company also recorded other-than-temporary impairment charges of $26 million related to investments classified as available-for-sale securities. These impairment charges were recorded in other income (loss) — net.

Productivity Initiatives

The Company recorded charges of $28 million and $50 million related to our productivity initiatives during the three months ended April 1, 2011 and April 2, 2010, respectively. This transformation effort began in 2008 and is focused on providing additional flexibility to invest for growth. These initiatives impact a number of areas and include aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. The Company has incurred total pretax expenses of $380 million related to these productivity initiatives since they commenced in the first quarter of 2008. The Company currently expects the total cost of these initiatives to be approximately $500 million and anticipates recognizing the remainder of the costs by the end of 2011. The initiatives are on plan and on track to achieve our targeted $500 million in annualized savings by the end of 2011.

Equity Investees

The Company recorded charges of $4 million and $29 million in equity income (loss) — net during the three months ended April 1, 2011 and April 2, 2010, respectively. During the three months ended April 1, 2011, these charges primarily represent the Company’s proportionate share of restructuring charges recorded by an equity method investee. During the three months ended April 2, 2010, these charges primarily represent the Company’s proportionate share of asset impairments and restructuring charges recorded by equity method investees. None of these charges was individually significant.

CCE Transaction

The Company recorded charges of $119 million and $6 million related to our acquisition of CCE’s North American business and related transactions during the three months ended April 1, 2011 and April 2, 2010, respectively. During the three months ended April 1, 2011, the Company recorded charges of $100 million related to the integration of CCE’s North American business. The Company has incurred total pretax expenses of $235 million related to this initiative since it commenced in the second quarter of 2010. The costs associated with this initiative were primarily related to the development and design of our future operating framework for our North America operating segment. Once fully integrated, we expect to generate operational synergies of at least $350 million per year. We anticipate that these operational synergies will be phased in over the four years following the acquisition, and that we will begin to fully realize the annual benefit from these synergies in the final year. We currently expect to realize approximately $140 million to $150 million of net synergies in 2011.

During the three months ended April 1, 2011, the Company also recorded charges of $19 million related to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business. During the three months ended April 2, 2010, the Company recorded charges of $6 million related to transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of all our ownership interests in Coca-Cola Drikker AS (the “Norwegian bottling operation”) and Coca-Cola Drycker Sverige AB (the “Swedish bottling operation”).

Transaction Gain

During the three months ended April 1, 2011, the Company recognized a gain of $102 million due to the sale of our investment in Coca-Cola Embonor, S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Certain Tax Matters

The Company recorded a net tax charge of $3 million and a net tax benefit of $1 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties, during the three months ended April 1, 2011 and April 2, 2010, respectively. In addition, during the three months ended April 2, 2010, the Company recorded a tax charge of $14 million related to new legislation that changed the tax treatment of Medicare Part D subsidies.

Other Items

On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company established the Coca-Cola Japan Reconstruction Fund to help rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $79 million related to these events during the three months ended April 1, 2011. These charges were primarily related to the Company’s donation to the Coca-Cola Japan Reconstruction Fund and funds provided to certain bottling partners located in the affected regions. These funds enabled them to continue producing and distributing beverages, and thus began to restore our business operations in the affected regions.

In 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s North American business. The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchases of materials used in the manufacturing process and for vehicle fuel. Prior to our acquisition of CCE’s North American business, this economic hedging activity was not material. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings in the line item cost of goods sold.

As a result of the expansion of our economic hedging program, in the fourth quarter of 2010 we began to adjust our reported cost of goods sold line item to exclude the impact of the net mark-to-market adjustments related to these economic hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts costs of goods sold. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended April 1, 2011, we excluded net gains of $36 million from our non-GAAP financial information.

On March 4, 2011, the Company repurchased all our outstanding U.K. pound sterling notes due in 2016 and 2021. We assumed this debt in connection with our acquisition of CCE’s North American business during the fourth quarter of 2010. The repurchased debt had a carrying value of $674 million on March 4, 2011, which included approximately $105 million in unamortized fair value adjustments recorded as part of our purchase accounting. During the three months ended April 1, 2011, the Company recorded a charge of $4 million in interest expense related to the premiums paid to repurchase the long-term debt.

During the three months ended April 2, 2010, the Company recorded a charge of $103 million in other income (loss) — net related to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy. As a result of Venezuela being a hyperinflationary economy, our local subsidiary was required to use the U.S. dollar as its functional currency, and the remeasurement gains and losses were recognized in our condensed consolidated statement of income.

Currency Neutral

Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by recalculating what our current period U.S. dollar operating results would have been assuming constant foreign currency exchange rates, including the impact of the Company’s hedging activities, during the comparable period of the prior year.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended April 1, 2011										% Change -
		Items Impacting Comparability							After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Transaction Gain	Certain Tax Matters	Other Items	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$10,517	$—	$—	$—	$—	$—	$—	$28	$10,545	40	40
Cost of goods sold	$3,949	$—	$—	$—	$(19)	$—	$—	$26	$3,956	55	56
Gross Profit	$6,568	$—	$—	$—	$19	$—	$—	$2	$6,589	32	32
Gross Margin	62.5%								62.5%
Selling, general and administrative expenses	$4,080	$—	$—	$—	$—	$—	$—	$6	$4,086	51	51
Other operating charges	$209	$(34)	$(28)	$—	$(100)	$—	$—	$(47)	$—	—	—
Operating Income	$2,279	$34	$28	$—	$119	$—	$—	$43	$2,503	4	10
Operating Margin	21.7%								23.7%
Interest expense	$113	$—	$—	$—	$—	$—	$—	$(4)	$109	33	28
Equity income (loss) - net	$134	$—	$—	$4	$—	$—	$—	$—	$138	(1)	(16)
Other income (loss) - net	$117	$—	$—	$—	$—	$(102)	$—	$—	$15	—	—
Income Before Income Taxes	$2,511	$34	$28	$4	$119	$(102)	$—	$47	$2,641	15	9
Income taxes	$598	$5	$9	$1	$45	$(36)	$(3)	$15	$634	8	12
Effective Tax Rate	23.8%								24.0%
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,900	$29	$19	$3	$74	$(66)	$3	$32	$1,994	18	7
Diluted Net Income Per Share	$0.82	$0.01	$0.01	$0.00	$0.03	$(0.03)	$0.00	$0.01	$0.86 (1)	19	7
Average Shares Outstanding - Diluted	2,331	—	—	—	—	—	—	—	2,331

	Three Months Ended April 2, 2010
		Items Impacting Comparability						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Certain Tax Matters	Other Items	Considering Items (Non-GAAP)
Net Operating Revenues	$7,525	$—	$—	$—	$—	$—	$—	$7,525
Cost of goods sold	$2,541	$—	$—	$—	$—	$—	$—	$2,541
Gross Profit	$4,984	$—	$—	$—	$—	$—	$—	$4,984
Gross Margin	66.2%							66.2%
Selling, general and administrative expenses	$2,705	$—	$—	$—	$—	$—	$—	$2,705
Other operating charges	$96	$(40)	$(50)	$—	$(6)	$—	$—	$—
Operating Income	$2,183	$40	$50	$—	$6	$—	$—	$2,279
Operating Margin	29.0%							30.3%
Interest expense	$85	$—	$—	$—	$—	$—	$—	$85
Equity income (loss) - net	$136	$—	$—	$29	$—	$—	$—	$165
Other income (loss) - net	$(115)	$26	$—	$—	$—	$—	$103	$14
Income Before Income Taxes	$2,179	$66	$50	$29	$6	$—	$103	$2,433
Income taxes	$553	$2	$16	$4	$2	$(13)	$—	$564
Effective Tax Rate	25.4%							23.2%
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,614	$64	$34	$25	$4	$13	$103	$1,857
Diluted Net Income Per Share	$0.69	$0.03	$0.01	$0.01	$0.00	$0.01	$0.04	$0.80	(1)
Average Shares Outstanding - Diluted	2,327	—	—	—	—	—	—	2,327

Notes:

Items to consider for comparability include primarily charges, gains and accounting changes. Charges and accounting changes negatively impacting consolidated net income are reflected as increases to reported consolidated net income. Gains and accounting changes positively impacting consolidated net income are reflected as deductions to reported consolidated net income.

(1)	Per share amounts do not add due to rounding.

Currency Neutral:

	% Change - Reported (GAAP)	% Currency Impact	% Change - Currency Neutral Reported (GAAP)*	% Change - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Change - Currency Neutral After Considering Items (Non-GAAP)*
Net Operating Revenues	40	2	37	40	2	38
Cost of goods sold	55	3	52	56	3	53
Gross Profit	32	2	30	32	2	30
Selling, general and administrative expenses	51	2	49	51	2	49
Operating Income	4	3	2	10	3	7

*  Items may not add due to rounding.

Reported currency neutral operating expense leverage for the three months ended April 1, 2011 is negative 28 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 30% from reported currency neutral operating income growth of 2%.  Currency neutral operating expense leverage after considering items impacting comparability for the three months ended April 1, 2011 is negative 23 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 30% from currency neutral operating income growth after considering items impacting comparability of 7%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

													% Favorable
	Three Months Ended April 1, 2011						Three Months Ended April 2, 2010						(Unfavorable) -
		Items Impacting Comparability						Items Impacting Comparability			After	% Favorable	After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Other Items	After Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Considering Items (Non-GAAP)
Eurasia & Africa	$265	$1	$—	$—	$—	$266	$254	$—	$1	$—	$255	4	4
Europe	$714	$—	$1	$—	$—	$715	$712	$—	$28	$—	$740	0	(3)
Latin America	$716	$—	$—	$—	$—	$716	$602	$—	$—	$—	$602	19	19
North America	$463	$11	$—	$119	$(37)	$556	$425	$3	$1	$—	$429	9	30
Pacific	$443	$—	$1	$—	$79	$523	$480	$—	$—	$—	$480	(8)	9
Bottling Investments	$8	$21	$—	$—	$3	$32	$6	$33	$—	$—	$39	33	(18)
Corporate	$(330)	$1	$26	$—	$(2)	$(305)	$(296)	$4	$20	$6	$(266)	(11)	(15)
Consolidated	$2,279	$34	$28	$119	$43	$2,503	$2,183	$40	$50	$6	$2,279	4	10

Notes:

Items to consider for comparability include primarily charges, gains and accounting changes. Charges and accounting changes negatively impacting operating income are reflected as increases to reported operating income. Gains and accounting changes positively impacting operating income are reflected as deductions to reported operating income.

Currency Neutral Operating Income (Loss) by Segment:

	% Favorable (Unfavorable) - Reported (GAAP)	% Currency Impact	% Favorable (Unfavorable) - Currency Neutral Reported (GAAP)*		% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)*
Eurasia & Africa	4	0	4	Eurasia & Africa	4	0	4
Europe	0	(2)	3	Europe	(3)	(2)	(1)
Latin America	19	7	12	Latin America	19	7	12
North America	9	1	9	North America	30	1	29
Pacific	(8)	6	(14)	Pacific	9	8	1
Bottling Investments	33	44	(11)	Bottling Investments	(18)	6	(24)
Corporate	(11)	(1)	(11)	Corporate	(15)	(1)	(14)
Consolidated	4	3	2	Consolidated	10	3	7

*  Items may not add due to rounding.

Cash from Operations:

	Three Months Ended April 1, 2011
		Items Impacting Comparability
	Reported (GAAP)	Cash Payments Related to Pension Plan Contributions	After Considering Items (Non-GAAP)
Net Cash Provided by Operating Activities	$458	$769	$1,227

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.’s North American business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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